EXHIBIT D-4


BEFORE

THE PUBLIC SERVICE COMMISSION OF

SOUTH CAROLINA

DOCKET NO. 1999-434-E/C - ORDER NO. 2000-0229

MARCH 6, 2000


IN RE:

Application of Carolina Power & Light        )  ORDER APPROVING TRANSFER OF
Company and Interpath Communications, Inc.   )    OWNERSHIP TO A HOLDING
to Transfer Ownership of CP&L and Interpath  )    COMPANY AND APPROVING
to a Holding Company.                        )        STIPULATION


INTRODUCTION

          This matter comes before the Public Service Commission of South Carolina ("Commission") on the application filed by Carolina Power & Light Company ("CP&L") and Interpath Communications, Inc. ("Interpath") to transfer the ownership of CP&L and Interpath to CP&L Holdings, Inc. ("Holdings"), a holding company. The Application was filed pursuant to S.C. Code Ann. Section 58-27-1300 (Supp. 1998) and S.C. Code Ann. Section 58-9-310 (Supp. 1998).

          CP&L is a corporation organized and existing under the laws of the State of North Carolina. CP&L is a public utility engaged in the business of developing, generating, transmitting, distributing, and selling electric power in North and South Carolina. Interpath is a subsidiary of CP&L. Interpath is a telecommunications company authorized by the Commission to provide local and interexchange long distance switched and dedicated services in the State of South Carolina.

          The Commission's Executive Director instructed CP&L to publish a prepared Notice of Filing in newspapers of general circulation in the areas affected by the Application. The purpose of the Notice of Filing was to inform interested parties of the nature of the application and of the manner and time in which to file the appropriate pleadings for participation in the proceedings. CP&L complied with this instruction and provided the Commission with proof of publication of the Notice of Filing. Petitions to Intervene were received from the Consumer Advocate for the State of South Carolina ("Consumer Advocate") and Nucor Steel, a division of Nucor Corporation ("Nucor").

APPLICATION

          In its Application, CP&L sets forth its position that the requested reorganization is appropriate and in the best interest of the companies involved and the consumers. A brief synopsis of the Application will aid in understanding the request of CP&L and Interpath. Effective July 14, 1999, CP&L acquired North Carolina Natural Gas Corporation ("NCNG"). NCNG is a local distribution natural gas public utility providing natural gas, propane, and natural gas transportation services to customers in south-central and eastern North Carolina. NCNG is now a wholly-owned subsidiary of CP&L. Upon CP&L's acquisition of NCNG, CP&L became a holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). However, CP&L is exempt from registration with the Securities and Exchange Commission under Section 3(a)(2) of PUHCA.

          By its application, CP&L seeks reorganization of its corporate structure into a registered holding company. CP&L asserts that a reorganization of its corporate structure into a registered holding company with operating subsidiaries and a service subsidiary will benefit the State of South Carolina and CP&L, NCNG, Interpath, and their customers. To accomplish the restructuring, CP&L has established a North Carolina corporation, CP&L Holdings, Inc., which now has a minimal amount of stock and no present business or properties of its own. All of the currently outstanding shares of Holdings common stock are owned by CP&L.

          CP&L and Holdings have entered into an Agreement and Plan of Share Exchange, which provides for the exchange of CP&L common stock for Holdings common stock. CP&L will become a wholly owned subsidiary of Holdings, and no new CP&L stock will be issued. Likewise, the common stock of NCNG and Interpath will be exchanged for Holdings common stock resulting in NCNG and Interpath becoming wholly owned subsidiaries of Holdings. Strategic Resource Solutions ("SRS"), a subsidiary of CP&L, is also planned to become a subsidiary of Holdings.

          CP&L's outstanding preferred stock will not be exchanged in the share exchange but will continue to be shares of CP&L preferred stock. The share exchange will not change the rights of the holders of these preferred shares as currently provided in CP&L's charter. CP&L's debt will remain unchanged and will continue as outstanding obligations of CP&L after the share exchange. CP&L's common equity will be adjusted for the transfer of any subsidiaries to Holdings but in all other respects will not be affected by the conversion to a new holding company structure. The CP&L Articles of Incorporation will not be changed in any way as a result of the share exchange. A services company subsidiary will be created that will provide all shared services to the companies owned by Holdings. The allocation of costs between and among all of the Holdings subsidiaries will be performed in accordance with CP&L's Cost Allocation Manual.

          Further, the application provides that all of the companies within the Holdings structure will be subject to and governed by the Code of Conduct approved by the Commission in its Order No. 1999-508 in Docket No. 1999-077-E. CP&L intends that its capital structure following the conversion to a holding company structure will remain consistent with past practice. While future events, such as a changing business environment in the utility industry or new accounting requirements issued by the appropriate regulatory authorities, could cause CP&L to change its capital structure, there are no intentions to effect a change at this time. CP&L intends that its capital structure will remain in its current status and not be influenced by any financing activity at Holdings. CP&L also recognizes, and will not object to, the Commission's authority to utilize a reasonable hypothetical capital structure for ratemaking purposes. According to the Application, the holding company structure proposed by CP&L is in the best interest of CP&L, Interpath, NCNG, their customers, and the State of South Carolina because a holding company structure will allow CP&L and NCNG to more clearly segregate their core utility businesses from their non-utility businesses. This will allow for improved regulatory oversight of CP&L's and NCNG's utility operations because the holding company structure will provide a clearer separation between utility and non-utility activities. CP&L also offers that the creation of a services company will further assist in providing a clearer separation between utility and non-utility services. Under the holding company structure, shared services will be provided by a separate services company to CP&L, NCNG, Interpath, SRS, and all other subsidiaries. These services will be provided pursuant to the Cost Allocation Manual, and record keeping will clearly separate costs that should be allocated to the regulated businesses from those costs that should be allocated to the unregulated subsidiaries. CP&L asserts that a parent holding company structure with separate subsidiaries, as proposed, allows a regulated utility to be maintained as a separate legal entity and allows new regulated and non-regulated entities to be added without affecting the legal entities already established under the holding company. The parent holding company structure also provides for a clearer separation of the capital structure that is supporting each legal entity.

          Further, CP&L offers that the formation of a holding company provides CP&L and NCNG greater flexibility in carrying out business than they are currently able to do today because the holding company makes business combinations and business expansion easier while protecting traditional regulated utility business. Tracking of costs will be more simple as each subsidiary will have revenues it generated, costs it incurred, and its allocated portion of any shared service costs.

          CP&L states that it will continue to own and operate all electric distribution and transmission facilities within South Carolina and all existing and certificated electric generating facilities upon completion of the creation of the holding company structure. CP&L will also continue to provide electric service to all customers within its assigned territories. Further, CP&L commits that the Commission will continue to have access to all books and records consistent with the regulatory conditions established by the Commission in its Order No. 1999-508 in Docket No. 1999-077-E, approving the merger of CP&L and NCNG.

          Further, CP&L asserts that the holding company organization proposed by CP&L is common in the utility industry, particularly where regulated and non-regulated businesses are both conducted within the same corporate structure.

STIPULATION

          On January 28, 2000, the Consumer Advocate, Nucor, and CP&L filed a joint stipulation for Commission approval. The joint stipulation stated that the parties had reached agreement regarding the appropriate Regulatory Conditions and revisions to CP&L's Code of Conduct that should be adopted in conjunction with CP&L's application to transfer ownership of CP&L and Interpath to the new holding company. Further, the joint stipulation stated that in consideration of and in reliance upon CP&L's agreement to be bound by the agreed upon Regulatory Conditions and revised Code of Conduct that the Consumer Advocate and Nucor agree not to object to Commission approval of CP&L's application to transfer ownership of CP&L and Interpath to the new holding company. The parties request that the Commission approve CP&L's application to transfer ownership of CP&L and Interpath to the new holding company and that such approval be conditioned upon the adoption of the revised Code of Conduct and Regulatory Conditions.

FINDINGS AND CONCLUSIONS

          Upon consideration of this matter, the Commission finds that the application of CP&L and Interpath to transfer the ownership of CP&L and Interpath to CP&L Holdings, Inc., a holding company, should be, and hereby is, approved. Further, the joint stipulation of the parties setting forth the Regulatory Conditions and revised Code of Conduct is also approved and adopted as part of this Order. (Order Exhibit 1, attached hereto, is a copy of the joint stipulation with the Regulatory Conditions and revised Code of Conduct.)

          The Commission finds and concludes that the reorganization of CP&L's corporate structure into a registered holding company structure with operating subsidiaries and a service subsidiary is in the best interest of the State of South Carolina and of CP&L, NCNG, Interpath, and their respective customers. The holding company structure will allow CP&L and NCNG to more clearly segregate their core businesses from their non- utility businesses. This situation will allow improved regulatory oversight of CP&L's and NCNG's utility operations by providing a clear separation between utility and non-utility activities. Additionally, a parent holding company structure allows a regulated utility to be maintained as a separate legal entity, and it allows new, regulated entities as well as non-regulated entities to be added without affecting the legal entities already established under the holding company.

          With regard to the joint stipulation with the Regulatory Conditions and revised Code of Conduct, the Commission concludes that the joint stipulation with the Regulatory Conditions and revised Code of Conduct is reasonable and appropriate and should be approved. The parties have agreed to the terms and conditions set forth in the stipulation and attached Regulatory Conditions and revised Code of Conduct. As nothing contained therein appears contrary to the public interest, the Commission finds approval of the joint stipulation with Regulatory Conditions and revised Code of Conduct appropriate. Further, as the parties have expressly agreed that approval of CP&L's and Interpath's request for transfer of ownership to a new holding company be conditioned upon the adoption of the Regulatory Conditions and revised Code of Conduct, the Commission hereby adopts that position of the parties as a part of this Order.

IT IS THEREFORE ORDERED THAT:

          1. The application of CP&L and Interpath to transfer the ownership of CP&L and Interpath to CP&L Holdings, Inc., a holding company, is approved.

          2. The joint stipulation of the parties setting forth the Regulatory Conditions and revised Code of Conduct is also approved and adopted as part of this Order. To the extent that the Regulatory Conditions and revised Code of Conduct approved herein deviate from or are inconsistent with the Code of Conduct approved by this Commission in Order No. 1999-508 in Docket No. 1999-077-E (approving the merger of CP&L and NCNG), the Regulatory Conditions and revised Code of Conduct approved herein shall take precedence over and supercede the Code of Conduct approved by this Commission in Order No. 1999-508 in Docket No. 1999-077-E.

          3. This Order shall remain in full force and effect until further Order of the Commission.

BY ORDER OF THE COMMISSION:



Chairman


ATTEST:



Executive Director

(SEAL)